Exhibit (d)(19)

INTERIM INVESTMENT ADVISORY AGREEMENT

Bear Stearns CUFS MLP Mortgage Portfolio

AGREEMENT made as of March 26, 2008, between THE RBB FUND, INC., a Maryland corporation (herein called the “Fund”), and Bear Stearns Asset Management Inc. (herein called the “Investment Adviser”).

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”) and currently offers or proposes to offer shares representing interests in separate investment portfolios; and

WHEREAS, pursuant to an Investment Advisory Agreement dated as of November 30, 2006 (the “Prior Investment Advisory Agreement”) by and between the Fund and the Investment Adviser, the Investment Adviser has heretofore served as investment adviser to the Fund with respect to the Fund’s Bear Stearns CUFS MLP Mortgage Portfolio (the “Portfolio”);

WHEREAS, on March 16, 2008, The Bear Stearns Companies Inc. (“Bear Stearns”), the Investment Adviser’s parent corporation, entered into an agreement with JPMorgan Chase & Co. (“JPMorgan Chase”) providing for the acquisition of Bear Stearns by JPMorgan Chase (the “Acquisition Agreement”);

WHEREAS, JPMorgan Chase and Bear Stearns have advised the Fund that they believe that by virtue of certain of its terms and conditions the execution and delivery of the Acquisition Agreement may be deemed to have resulted in a change of control of the Investment Adviser, thereby constituting an “assignment” (as defined in the 1940 Act) of the Prior Investment Advisory Agreement and causing the Prior Investment Advisory Agreement to terminate in accordance with its terms; and

WHEREAS, in accordance with a no-action letter issued to JPMorgan Chase and Bear Stearns by the Securities and Exchange Commission on March 16, 2008 and Rule 15a-4 under the 1940 Act, the parties wish to enter into this Agreement pursuant to which the Fund seeks the benefit of the Investment Adviser’s services in managing the Portfolio’s assets and in the conduct of certain of its affairs and the Investment Adviser agrees to render such services to the Fund.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1. Appointment. The Fund hereby appoints the Investment Adviser to act as investment adviser for the Portfolio for the period and on the terms set forth in this Agreement. The Investment Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

SECTION 2. Delivery of Documents. The Fund has furnished the Investment Adviser with copies properly certified or authenticated of each of the following:

(a) Resolutions of the Board of Directors of the Fund authorizing the appointment of the Investment Adviser and the execution and delivery of this Agreement;

(b) A prospectus and statement of additional information relating to each class of shares representing interests in the Portfolio of the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “Statement of Additional Information,” respectively).

The Fund will promptly furnish the Investment Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

In addition to the foregoing, the Fund will also provide the Investment Adviser with copies of the Fund’s Charter and By-laws, and any registration statement or service contracts related to the Portfolio, and will promptly furnish the Investment Adviser with any amendments of or supplements to such documents.

SECTION 3. Management.

(a) Subject to the supervision of the Board of Directors of the Fund and subject to Section 3(b) below, the Investment Adviser will provide for the overall management of the Portfolio including (i) the provision of a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio, (ii) the determination from time to time of the securities and other investments to be purchased, retained, or sold by the Fund for the Portfolio, and (iii) the placement from time to time of orders for all purchases and sales made for the Portfolio. The Investment Adviser will provide the services rendered by it hereunder in accordance with the Portfolio’s investment objectives, restrictions and policies as stated in the applicable Prospectus and Statement of Additional Information, provided that the Investment Adviser has actual notice or knowledge of any changes by the Board of Directors to such investment objectives, restrictions or policies. The Investment Adviser further agrees that it will render to the Fund’s Board of Directors such periodic and special reports regarding the performance of its duties under this Agreement as the Board may reasonably request. The Investment Adviser agrees to provide to the Fund (or its agents and service providers) prompt and accurate data with respect to the Portfolio’s transactions and, where not otherwise available, the daily valuation of securities in the Portfolio.

(b) Sub-Advisers. The Investment Adviser may delegate certain of its responsibilities hereunder with respect to provision of investment advisory services set forth in Section 3(a) above to one or more other parties (each such party, a “Sub-Adviser”), pursuant in each case to a written agreement with such Sub-Adviser that meets the requirements of Section 15 of the 1940 Act and rules thereunder applicable to contracts for service as investment adviser of a registered investment company (including without limitation the requirements for approval by the trustees of the Fund and the shareholders of the Portfolio), subject, however, to such exemptions as may be granted by the U.S. Securities and Exchange Commission upon application or by rule. Such Sub-Adviser may (but need not) be affiliated with the Investment Adviser. Any delegation of services pursuant to this Section 3(b) shall be subject to the following conditions:

1. Any fees or compensation payable to any Sub-Adviser shall be paid by the Investment Adviser and no additional obligation may be incurred on the Fund’s behalf to any Sub-Adviser; except that any Fund expenses that may be incurred by the Investment Adviser and paid by the Fund to the Investment Adviser directly may be incurred by the Sub-Adviser and paid by the Fund to the Sub-Adviser directly, so long as such payment arrangements are approved by the Fund and the Investment Adviser prior to the Sub-Adviser’s incurring such expenses.

2. If the Investment Adviser delegates its responsibilities to more than one Sub-Adviser, the Investment Adviser shall be responsible for assigning to each Sub-Adviser that portion of the assets of the Portfolio for which the Sub-Adviser is to act as Sub-Adviser, subject to the approval of the Fund’s Board of Trustees.

3. To the extent that any obligations of the Investment Adviser or any Sub-Adviser require any service Provider of the Fund or Portfolio to furnish information or services, such information or services shall be furnished by the Fund’s or the Portfolio’s service providers directly to both the Investment Adviser and any Sub-Adviser.

SECTION 4. Brokerage. Subject to the Investment Adviser’s obligation to obtain best price and execution, the Investment Adviser shall have full discretion to select brokers or dealers to effect the purchase and sale of securities. When the Investment Adviser places orders for the purchase or sale of securities for the Portfolio, in selecting brokers or dealers to execute such orders, the Investment Adviser is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services for the benefit of the Portfolio directly or indirectly. Without limiting the generality of the foregoing, the Investment Adviser is authorized to cause the Portfolio to pay brokerage commissions which may be in excess of the lowest rates available to brokers who execute transactions for the Portfolio or who otherwise provide brokerage and research services utilized by the Investment Adviser, provided that the Investment Adviser determines in good faith that the amount of each such commission paid to a broker is reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either the particular transaction to which the commission relates or the Investment Adviser’s overall responsibilities with respect to accounts as to which the Investment Adviser exercises investment discretion. The Investment Adviser may aggregate securities orders so long as the Investment Adviser adheres to a policy of allocating investment opportunities to the Portfolio over a period of time on a fair and equitable basis relative to other clients. In no instance will the Portfolio’s securities be purchased from or sold to the Fund’s principal underwriter, the Investment Adviser, or any affiliated person thereof, except to the extent permitted by SEC exemptive order or by applicable law.

The Investment Adviser shall report to the Board of Directors of the Fund at least quarterly with respect to brokerage transactions that were entered into by the Investment Adviser, pursuant to the foregoing paragraph, and shall certify to the Board that the commissions paid were reasonable in terms either of that transaction or the overall responsibilities of the Investment Adviser to the Fund and the Investment Adviser’s other clients, that the total commissions paid by the Fund were reasonable in relation to the benefits to the Fund over the long term, and that such commissions were paid in compliance with Section 28(e) of the Securities Exchange Act of 1934.

SECTION 5. Conformity with Law; Confidentiality. The Investment Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Investment Adviser in the performance of its duties hereunder. The Investment Adviser will treat confidentially and as proprietary information of the Fund all records and other information relating to the Fund and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund. Where the Investment Adviser maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Fund, the Investment Adviser may comply with such request prior to obtaining the Fund’s written approval, provided that the Investment Adviser has taken reasonable steps to promptly notify the Fund, in writing, upon receipt of the request.

SECTION 6. Services Not Exclusive. The Investment Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Investment Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Portfolio or the Fund.

Nothing in this Agreement shall limit or restrict the Investment Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Fund acknowledges that the Investment Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Portfolio. The Investment Adviser shall have no obligation to acquire for the Portfolio a position in any investment which the Investment Adviser, its partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Investment Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Fund of the obligations imposed upon the Investment Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder. Further, the Investment Adviser agrees that this Section 6 does not constitute a waiver by the Fund of the fiduciary obligation of the Investment Adviser arising under federal or state law, including Section 36 of the 1940 Act. The Investment Adviser agrees that this Section 6 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Portfolio are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

SECTION 8. Expenses. During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement. The Portfolio shall bear all of its own expenses not specifically assumed by the Investment Adviser. General expenses of the Fund not readily identifiable as belonging to an investment portfolio of the Fund shall be allocated among all investment portfolios by or under the direction of the Fund’s Board of Directors in such manner as the Board determines to be fair and equitable. Expenses borne by the Portfolio shall include, but are not limited to, the following (or the Portfolio’s share of the following): (a) the cost (including brokerage commissions) of securities purchased or sold by the Portfolio and any losses incurred in connection therewith; (b) fees payable to and expenses incurred on behalf of the Portfolio by the Investment Adviser; (c) filing fees and expenses relating to the registration and qualification of the Fund and the Portfolio’s shares under federal and/or state securities laws and maintaining such registrations and qualifications; (d) fees and salaries payable to the Fund’s directors and officers; (e) taxes (including any income or franchise taxes) and governmental fees; (f) costs of any liability and other insurance or fidelity bonds; (g) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Fund or the Portfolio for violation of any law; (h) legal, accounting and auditing expenses, including legal fees of special counsel for the independent directors; (i) charges of custodians and other agents; (j) expenses of setting in type and printing prospectuses, statements of additional information and supplements thereto for existing shareholders, reports, statements, and confirmations to shareholders and proxy material that are not attributable to a class; (k) costs of mailing prospectuses, statements of additional information and supplements thereto to existing shareholders, as well as reports to shareholders and proxy material that are not attributable to a class; (1) any extraordinary expenses; (m) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (n) costs of mailing and tabulating proxies and costs of shareholders’ and directors’ meetings; (o) costs of independent pricing services to value the Portfolio’s securities; and (p) the costs of investment company literature and other publications provided by the Fund to its directors and officers. Distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Portfolio are allocated to such class.

SECTION 9. Voting. The Investment Adviser shall have the authority to vote as agent for the Portfolio, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Portfolio’s assets may be invested from time to time, subject to such policies and procedures as the Board of Directors of the Fund may adopt from time to time.

SECTION 10. Reservation of Name. The Investment Adviser shall at all times have all rights in and to the Portfolio’s name and all investment models used by or on behalf of the Portfolio. The Investment Adviser may use the Portfolio’s name or any portion thereof in connection with any other mutual fund or business activity without the consent of any shareholder and the Fund shall execute and deliver any and all documents required to indicate the consent of the Fund to such use. The Fund hereby agrees that in the event that neither the Investment Adviser nor any of its affiliates acts as investment adviser to the Portfolio, the name of the Portfolio will be changed to one that does not contain the names “Bear Stearns” or the initials “BS” or otherwise suggest an affiliation with the Investment Adviser.

SECTION 11. Compensation.

(a) For the services provided and the expenses assumed pursuant to this Agreement with respect to the Portfolio, the Fund will pay the Investment Adviser from the assets of the Portfolio and the Investment Adviser will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of 0.48% of the Portfolio’s average daily net assets. For any period less than a full month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month.

(b) The fee attributable to the Portfolio shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund. The Investment Adviser may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Portfolio for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser.

(c) During the term of this Agreement, any such compensation payable to the Investment Adviser shall be held in an interest bearing escrow account with PFPC Trust Com pursuant to the terms of an Escrow Agreement in substantially the form of Exhibit A hereto. If, during the term of this Agreement, a new advisory agreement with the Investment Adviser is approved by a majority of the Portfolio’s outstanding voting securities, then the amount held in the escrow account (plus interest and income earned thereon and proceeds thereof) shall be paid to the Investment Adviser. If, however, a new advisory agreement is not approved by a majority of the Portfolio’s outstanding voting securities (as defined in the 1940 Act), then the Investment Adviser shall be entitled to the lesser of: (i) any costs incurred in performing this Agreement (plus interest and income earned thereon and proceeds thereof) or (ii) the total amount held in the escrow account (plus interest and income earned thereon and proceeds thereof).

SECTION 12. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Portfolio will indemnify the Investment Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Portfolio who are neither “interested persons” of the Fund nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Portfolio for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law. The Investment Adviser shall provide to the Portfolio a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Portfolio has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide a security in form and amount acceptable to the Portfolio for its undertaking; (b) the Portfolio is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Portfolio at the time the advance is proposed to be made, that there is reason to believe that the

Investment Adviser will ultimately be found to be entitled to indemnification. Any amounts payable by the Portfolio under this Section 12 shall be satisfied only against the assets of the Portfolio and not against the assets of any other investment portfolio of the Fund.

The limitations on liability and indemnification provisions of this Section 12 shall not be applicable to any losses, claims, damages, liabilities or expenses arising from the Investment Adviser’s rights to the Portfolio’s name. The Investment Adviser shall indemnify and hold harmless the Fund and the Portfolio for any claims arising from the use of the terms “Bear Stearns” or “BS” in the name of the Portfolio.

SECTION 13. Duration and Termination. This Agreement shall become effective with respect to the Portfolio on the date hereof. Unless terminated as herein provided and subject to all of the other terms and conditions hereof, this Agreement shall remain in full force and effect until the first of the following to occur: the effective date of a new advisory agreement relating to the Investment Adviser’s management of the Portfolio which has been approved by a majority of the Portfolio’s outstanding voting securities, or the 151st calendar day following the date hereof. This Agreement may be terminated with respect to the Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 10 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meaning as such terms have in the 1940 Act).

SECTION 14. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought, and no amendment of this Agreement affecting the Portfolio shall be effective until approved by vote of the holders of a majority of the outstanding voting securities of the Portfolio.

SECTION 15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 16. Notice. All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Investment Adviser:

Bear Stearns Asset Management Inc.

383 Madison Avenue

New York, New York 10179

Attn: President with a copy to Chief Operating Officer

Fax: 212-272-7038

If to the Fund:

The RBB Fund, Inc.

103 Bellevue Parkway, 4th Floor

Wilmington, DE 19809

Attn: Edward J. Roach

Fax: 302-791-4830

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the fifth (5th) Business Day after the date of mailing thereof.

SECTION 17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title:	President and Treasurer

BEAR STEARNS ASSET MANAGEMENT INC.

By:	/s/ Margo L. Cook
Name:	Margo L. Cook, CFA
Title:	Senior Managing Director

Exhibit A (to Interim Investment Advisory Agreement)

ESCROW AGREEMENT

This ESCROW AGREEMENT (“Agreement”) is entered into as of March 26, 2008, by and among THE RBB FUND, INC. (herein called the “Fund”), on behalf of its Bear Stearns CUFS MLP Mortgage Portfolio (herein called the “Portfolio”), Bear Stearns Asset Management Inc. (herein called the “Investment Adviser”) and PFPC Trust Company (herein called the “Escrow Agent”).

BACKGROUND

The Investment Adviser has agreed to provide the Fund with services and assistance in performing certain advisory functions in managing the Portfolio’s assets, as well as in the conduct of certain of its affairs, pursuant to an Interim Investment Advisory Agreement dated as of March 26, 2008 by and between the Fund, on behalf of the Portfolio, and the Investment Adviser (the “Interim Agreement”). Pursuant to Section 11 of the Interim Agreement, the compensation payable to the Investment Adviser by the Portfolio during the term of the Interim Agreement is required to be deposited into escrow. The Fund, on behalf of the Portfolio, the Investment Adviser and the Escrow Agent now wish to enter into this Agreement providing for the appointment by the Fund, on behalf of the Portfolio, and the Investment Adviser of the Escrow Agent to hold such escrowed funds and to set forth the terms and conditions under which such funds held in escrow shall be disbursed. Capitalized terms used but not otherwise defined herein have the meanings given to such terms in the Interim Agreement.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1: Appointment of Escrow Agent. The Fund, on behalf of the Portfolio, and the Investment Adviser hereby appoint the Escrow Agent as the escrow agent under this Agreement and the Escrow Agent hereby accepts such appointment and agrees to hold all of the funds deposited into escrow with it, together with all interest and income thereon and other proceeds thereof, including proceeds of the sale or maturity of investments constituting any of the assets held by the Escrow Agent hereunder (collectively, the “Escrow Money”), in accordance with the terms hereof and to perform its other duties hereunder.

SECTION 2: Establishment of Escrow. During the Escrow Period (as hereinafter defined), the Fund, on behalf of the Portfolio, shall direct the deposit of the monthly advisory fees payable to the Investment Adviser with the Escrow Agent via wire transfer. The Escrow Agent shall hold the Escrow Money in a segregated account entitled “PFPC Trust Company as agent pursuant to an Escrow Agreement on behalf of the Bear Stearns CUFS MLP Mortgage Portfolio of The RBB Fund, Inc.” (the “Escrow Account”), and shall invest and disburse the Escrow Money pursuant to the terms of this Agreement.

SECTION 3: Escrow Period. The “Escrow Period” will begin on the date hereof and shall terminate upon the earlier of (1) shareholder approval of a new advisory agreement between the Fund, on behalf of the Portfolio, and the Investment Adviser (the “New Agreement”), (2) termination of the Interim Agreement, or (3) the 151st calendar day following the date hereof.

SECTION 4: Investment of Escrow Money. Until all of the Escrow Money shall have been disbursed as provided in this Agreement, the Escrow Agent shall invest the same in a money market mutual fund or interest-bearing bank account as from time to time the Fund, on behalf of the Portfolio, and the Investment Adviser mutually direct in writing. All income earned on and other proceeds of the Escrow Money shall be added to the amount thereof and distributed in accordance with the terms hereof. The amount actually disbursed to the Investment Adviser pursuant to Section 5 below shall be treated as income of the Investment Adviser for income tax purposes. Whenever required by this Agreement to disburse any of the Escrow Money, the Escrow Agent shall promptly liquidate sufficient investments to permit such disbursement to be made, or, if directed by the party receiving such disbursement, distribute the Escrow Money in kind. The Escrow Agent shall provide a monthly statement to the Fund, on behalf of the Portfolio, and the Investment Adviser with an accounting of the Escrow Money and of all debits and credits thereto.

SECTION 5: Disposition of Escrow Money. The Escrow Agent shall disburse the Escrow Money via wire transfer to the Investment Adviser only pursuant to the mutual written directions of the Fund, on behalf of the Portfolio, and the Investment Adviser after the vote by shareholders; provided, however, that if the New Agreement is not approved by a majority of the Portfolio’s outstanding voting securities (as defined in the Investment Company Act of 1940) prior to termination of the Escrow Period, these instructions shall provide that the Investment Adviser shall be entitled to the lesser of (i) the Escrow Money or (ii) the amount of expenses actually incurred by the Investment Adviser in performing the Interim Agreement during the Escrow Period (plus interest earned on that amount during the Escrow Period); and the balance of the Escrow Money remaining in the Escrow Account, if any (plus interest and income thereon and other proceeds thereof) shall be returned to the Portfolio. The Portfolio and the Investment Adviser shall provide mutual written directions to the Escrow Agent to disburse all of the Escrow Money within 30 days following termination of the Escrow Period.

SECTION 6: Resignation or Removal of Escrow Agent. The Escrow Agent may resign at any time upon 30 days’ prior written notice to the Fund, on behalf of the Portfolio, and the Investment Adviser, and may be removed by the mutual consent of the Fund, on behalf of the Portfolio, and the Investment Adviser upon 30 days’ prior written notice to the Escrow Agent. Prior to the effective date of the resignation or removal of the Escrow Agent or any successor escrow agent, the Fund, on behalf of the Portfolio, and the Investment Adviser shall appoint a successor escrow agent to hold the Escrow Money, and any such successor escrow agent shall execute and deliver to the predecessor escrow agent an instrument accepting such appointment, upon which such successor agent shall, without further act, become vested with all of the rights, powers and duties of the predecessor escrow agent as if originally named herein.

SECTION 7: Liability of Escrow Agent.

The duties of the Escrow Agent hereunder are entirely administrative and not discretionary. The Escrow Agent is obligated to act only in accordance with written instructions received by it as provided in this Agreement, is authorized hereby to comply with any orders, judgments or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees. The Escrow Agent may assume the due execution, validity and effectiveness of, and the truth and accuracy of any information contained in, any instrument or other document presented to it which Escrow Agent shall in good faith believe to be genuine, and to have been signed or presented by the persons or parties purporting to sign or present the same.

The Escrow Agent shall have no liability under, or duty to inquire into, the terms and provisions of any other agreement between any of the parties hereto. In the event that any of the terms and provisions of any other agreement conflict or are inconsistent with any of the terms and provisions of this Agreement, the terms and provisions of this Agreement in respect of the Escrow Agent’s rights and duties shall govern and control in all respects.

If the Escrow Agent shall be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action other than to keep safely all property held in escrow pursuant hereto until it shall be directed otherwise in a writing signed by the Fund, on behalf of the Portfolio, and the Investment Adviser, or by an order of a court of competent jurisdiction. The Escrow Agent may consult with counsel of its choice, including in-house counsel, and shall not be liable for any action taken, suffered, or omitted by it in accordance with the written advice of such counsel. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by another party hereto and indemnified to its reasonable satisfaction against the costs and expenses of such defense.

The Fund, on behalf of the Portfolio, and the Investment Adviser hereby waive any suit, claim, demand or cause of action of any kind which any one or all may have to assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Agreement, unless such suit, claim, demand or cause of action is based upon the willful misconduct, negligence or bad faith of the Escrow Agent or the Escrow Agent’s failure to perform an express obligation hereunder. The Escrow Agent shall be indemnified and held harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Escrow Agent in the performance of this Agreement except as a result of the willful misconduct, negligence or bad faith of the Escrow Agent or the Escrow Agent’s failure to perform an express obligation hereunder. All such reimbursements and indemnifications shall be paid by the Investment Adviser.

SECTION 8: Fees of Escrow Agent. In connection with the establishment of the Escrow Account, the Escrow Agent shall be entitled to $100 per month, first two monthly payments are waived, payable by the Investment Adviser. The Escrow Agent shall not be entitled to any other fees as compensation for its service hereunder.

SECTION 9: Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

To the Fund, on behalf of the Portfolio, at:

103 Bellevue Parkway, 4th Floor

Wilmington, DE 19809

Fax No.: 302-791-4830

Attn: Edward J. Roach

To the Investment Adviser at:

383 Madison Avenue

New York, New York 10179

Fax No.: 212-272-7038

Attn: President with a copy to Chief Operating Officer

To the Escrow Agent at:

8800 Tinicum Boulevard

Suite 200

Philadelphia, PA 19153

Fax No.: 215-749-3933

Attn: William Drourr

SECTION 10: Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification or waiver of this Agreement shall not be effective unless in writing.

SECTION 11: Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to otherwise applicable principles of conflicts of law.

SECTION 12: Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

SECTION 13: Further Assurances. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

SECTION 14: Binding Effect. Except as contemplated by Section 6 hereof, no party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and subsisting.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

THE RBB FUND, INC.

By:	/s/ Edward J. Roach
Name:	Edward J. Roach
Title:	President and Treasurer

BEAR STEARNS ASSET MANAGEMENT INC.

By:	/s/ Margo L. Cook
Name:	Margo L. Cook, CFA
Title:	Senior Managing Director